Exhibit 99.1
NEWFIELD EXPLORATION REPORTS SECOND QUARTER 2006 RESULTS
Company increases capital budget to reflect activity in Woodford Shale Play
FOR IMMEDIATE RELEASE
     Houston – (July 26, 2006) — Newfield Exploration Company (NYSE:NFX) today announced financial and operating results for the second quarter of 2006. A conference call to discuss the results is planned for 8:30 a.m. (CDT), Thursday, July 27. To participate in the call, dial 719-457-2657. A listen-only broadcast also will be provided over the Internet. Simply go to the Investor Relations section at http://www.newfield.com.
     For the second quarter of 2006, Newfield reported net income of $94 million, or $0.73 per diluted share (all per share amounts are on a diluted basis). Earnings for the quarter reflect the following items:
•	a $27 million ($17 million after-tax), or $0.13 per share, charge associated with the early redemption of our 8 3/8% Senior Subordinated Notes due 2012 (principal amount of $250 million); and

•	commodity derivative income of $10 million ($6 million after-tax), or $0.05 per share, associated with unrealized changes in the fair market value of open derivative contracts that are not designated for hedge accounting.
     Without the effects of the above items, net income for the quarter would have been $105 million, or $0.81 per share.
     Revenues in the second quarter of 2006 were $390 million. Net cash provided by operating activities before changes in operating assets and liabilities was $297 million. See “Explanation and Reconciliation of Non-GAAP Financial Measures.”
     By comparison, net income in the second quarter of 2005 was $104 million, or $0.82 per share. Earnings for the quarter included the effects of a $45 million charge ($30 million after tax), or $0.23 per share, associated with unrealized changes in the fair market value of open derivative contracts that are not designated for hedge accounting. Without the effects of this item, net income for the quarter would have been $134 million, or $1.05 per share. Revenues for the quarter were $446 million. Net cash provided by operating activities before changes in operating assets and liabilities was $329 million. See Explanation and Reconciliation of Non-GAAP Financial Measures.
     Newfield’s production in the second quarter of 2006 was 58.3 Bcfe, which reflects the negative impact of 2 Bcfe of deferred production related to the 2005 hurricanes in the Gulf of Mexico. Production in the second quarter of 2005 was 67.3 Bcfe. The following tables detail production and average realized prices for the second quarters of 2006 and 2005.

Quarterly Production (1)	2Q06	2Q05	% Change
United States
Natural gas (Bcf)	48.0	53.3	(10%)
Oil and condensate (MMBbls)	1.5	2.0	(28%)
International
Natural gas (Bcf)	—	0.1	(100%)
Oil and condensate (MMBbls)	0.2	0.3	(9%)
Total
Natural gas (Bcf)	48.0	53.4	(10%)
Oil and condensate (MMBbls)	1.7	2.3	(26%)
Total (Bcfe)	58.3	67.3	(13%)

Average Realized Prices (2)	2Q06	2Q05	% Change
United States
Natural gas (per Mcf)	$6.14	$6.41	(4%)
Oil and condensate (per Bbl)	$54.15	$43.24	25%
International
Natural gas (per Mcf)	—	$5.35	N/M
Oil and condensate (per Bbl)	$62.50	$51.95	20%
Total
Natural gas (per Mcf)	$6.14	$6.41	(4%)
Oil and condensate (per Bbl)	$55.38	$44.28	25%
Total (per Mcfe)	$6.68	$6.61	1%

(1)	Represents volumes sold regardless of when produced.
(2)	Average realized prices include the effects of hedging other than contracts that are not designated for hedge accounting. Had we included the effects of these contracts, our average realized price for total gas would have been $6.97 per Mcf for the second quarter of 2006. There were no gas contracts that were not designated for hedge accounting that settled in the second quarter of 2005. Our total oil and condensate average realized price would have been $52.88 per Bbl and $43.86 per Bbl for the second quarter of 2006 and 2005, respectively.
     Stated on a unit of production basis, Newfield’s lease operating expense in the second quarter of 2006 was $1.14 per Mcfe compared to $0.74 per Mcfe in the second quarter of 2005. Production and other taxes in the second quarter of 2006 were $0.27 per Mcfe compared to $0.18 per Mcfe in the same period of 2005. DD&A expense in the second quarter of 2006 was $2.46 per Mcfe compared to $2.09 per Mcfe in the same period of 2005. G&A expense in the second quarter of 2006 was $0.48 per Mcfe compared to $0.41 per Mcfe in the same period of 2005. G&A expense in the second quarter of 2006 is net of capitalized direct internal costs of $15 million. Capitalized direct internal costs were $12 million in the second quarter of 2005.
     Capital expenditures in the second quarter of 2006 were $460 million.
Updated Guidance
     Newfield expects to produce about 250 Bcfe in 2006, an increase of about 3% over 2005 production. The Company’s previous 2006 guidance range was 250-265 Bcfe. Large development projects underway in the U.S. and overseas should provide production growth of

20-25% in 2007. Newfield expects to produce 300-320 Bcfe in 2007, in line with earlier guidance.
     Newfield also announced today that it has increased its capital budget for 2006 to $1.9 billion, excluding approximately $180 million in hurricane repairs (a significant portion of the repairs are covered by insurance proceeds). Approximately $150 million of the increase is related to higher activity levels in the Company’s Woodford Shale Play, located in the Arkoma Basin of southeastern Oklahoma. Newfield expects that its horizontal rig count in the play will nearly double by year-end to 13 operated rigs.
Explanation and Reconciliation of Non-GAAP Financial Measures
     Earnings stated without the effects of certain items is a non-GAAP financial measure. Earnings without the effects of these items are presented because they affect the comparability of operating results from period to period. In addition, earnings without the effects of these items are more comparable to earnings estimates provided by securities analysts.
     Newfield’s consolidated statement of income for the second quarters of 2006 and 2005 includes the effects of these items:
—	Early redemption premium charge of $27 million associated with the early redemption of our 8 3/8% Senior Subordinated Notes due 2012.

—	Commodity derivative income (expense), which for the second quarter of 2006 is comprised of $10 million of income associated with unrealized changes in the fair market value of open derivative contracts that are not designated for hedge accounting and $36 million of realized gains relating to the settlement of contracts that are not designated for hedge accounting. Commodity derivative expense for the second quarter of 2005 includes $45 million of unrealized changes in the fair market value of open derivative contracts that are not designated for hedge accounting and $1 million of realized losses relating to the settlement of contracts that are not designated for hedge accounting.
     A reconciliation of earnings stated without the effects of certain items to net income is shown below:

	2Q06	2Q05
	(in millions)
Net income	$94	$104
Early redemption premium	27	—
Unrealized commodity derivative (income) expense	(10)	45
Income tax provision adjustment for above items	(6)	(15)

Earnings stated without the effect of the above items	$105	$134

     Net cash provided by operating activities before changes in operating assets and liabilities is presented because of its acceptance as an indicator of an oil and gas exploration and production company’s ability to internally fund exploration and development activities and to service or incur additional debt. This measure should not be considered as an alternative to net cash provided by operating activities as defined by generally accepted accounting principles. A reconciliation of net cash provided by operating activities before changes in operating assets and liabilities to net cash provided by operating activities is shown below:

	2Q06	2Q05
	(in millions)
Net cash provided by operating activities	$351	$356
Net change in operating assets and liabilities	(54)	(27)

Net cash provided by operating activities before changes in operating assets and liabilities	$297	$329

Third Quarter 2006 Estimates
     Natural Gas Production and Pricing The Company’s natural gas production in the third quarter of 2006 is expected to be 50 – 51 Bcf (543 – 555 MMcf/d). Based on current prices, Newfield estimates that its realized price for natural gas production from the Gulf of Mexico and onshore Gulf Coast, after basis differentials, transportation and handling charges, will average $0.40 - $0.60 less per MMBtu than the Henry Hub Index. Realized gas prices for the Company’s Mid-Continent properties, after basis differentials, transportation and handling charges, typically average $0.70 - $0.80 less per MMBtu than the Henry Hub Index. Hedging gains or losses will affect price realizations.
     Crude Oil Production and Pricing The Company’s oil production, including international liftings, in the third quarter of 2006 is expected to be 2.0 – 2.2 million barrels (21,700 – 24,000 BOPD). Newfield expects to produce approximately 3,700 BOPD from its Malaysian operations. The timing of liftings in Malaysia and the availability of refining capacity for our Monument Butte oil production may affect total reported production. The price the Company receives for Gulf Coast production typically averages about $2 per barrel below the NYMEX West Texas Intermediate (WTI) price. The price the Company receives for its production in the Rocky Mountains is now averaging $9 per barrel below WTI. Oil production from the Mid-Continent typically sells at a $1.00 – $1.50 per barrel discount to WTI. Oil production from Malaysia typically sells at Tapis, or about even with WTI. Hedging gains or losses will affect price realizations.
     Lease Operating Expense and Production Taxes LOE is expected to be $68 – $75 million ($1.10 – $1.20 per Mcfe) in the third quarter of 2006. Production taxes in the third quarter of 2006 are expected to be $15 – $17 million ($0.20 – $0.30 per Mcfe). These expenses vary and are subject to impact from, among other things, production volumes and commodity prices, tax rates, service costs, the costs of goods and materials and workover activities.
     General and Administrative Expense G&A expense for the third quarter of 2006 is expected to be $33 – $37 million ($0.50 – $0.60 per Mcfe), net of capitalized direct internal costs. Capitalized direct internal costs are expected to be $16 – $17 million. G&A expense includes stock and incentive compensation expense. Incentive compensation expense depends largely on adjusted net income (as defined in the Company’s incentive compensation plan), which excludes unrealized gains and losses on commodity derivatives.
     Interest Expense The non-capitalized portion of the Company’s interest expense for the third quarter of 2006 is expected to be $20 – $22 million ($0.26 – $0.31 per Mcfe). As of July 26, 2006, Newfield had no outstanding borrowings under its credit arrangements. Long-term debt consists of four separate issuances of notes that in the aggregate total $1.2 billion in principal amount. Capitalized interest for the third quarter of 2006 is expected to be about $11 – $12 million.
     Income Taxes Including both current and deferred taxes, the Company expects its consolidated income tax rate in the third quarter of 2006 to be about 35 – 39%. About 60-65% of the tax provision is expected to be deferred.
     The Company provides information regarding its outstanding hedging positions in its annual and quarterly reports filed with the SEC and in its electronic publication — @NFX. This publication can be found on Newfield’s web page at http://www.newfield.com. Through the web page, you may elect to receive @NFX through e-mail distribution.
     Newfield Exploration Company is an independent crude oil and natural gas exploration and production company. The Company relies on a proven growth strategy growing reserves through the drilling of a balanced risk/reward portfolio and select acquisitions. Newfield’s domestic areas of operation include the U.S. onshore Gulf Coast, the Anadarko and Arkoma Basins of the Mid-Continent, the Uinta Basin of the Rocky Mountains and the Gulf of Mexico. The Company has international exploration and development projects underway in Malaysia, the U.K. North Sea and China.
     **The statements set forth in this release regarding estimated or anticipated capital activity, second quarter results and production volumes are forward looking and are based upon assumptions and anticipated results that are subject to numerous uncertainties. Actual results may vary significantly from those anticipated due to many factors. Newfield’s ability to produce oil and gas from the Gulf of Mexico is dependent on infrastructure (such as host platforms, pipelines and onshore processing facilities) owned by third parties. Much of this infrastructure was damaged by Hurricanes Katrina and Rita. As a result, it is difficult to predict when production will return to pre-storm levels. Other factors include drilling results, oil and gas prices, industry conditions, the prices of goods and services, the availability of drilling rigs and other support services, the availability of capital resources, the availability of refining capacity for the crude oil Newfield produces from its Monument Butte Field in Utah and labor conditions. In addition, the drilling of oil and gas wells and the production of hydrocarbons are subject to governmental regulations and operating risks.
For information, contact:
Investor Relations: Steve Campbell (281) 847-6081
Media Relations: Keith Schmidt (281) 674-2650
Email: info@newfield.com
###

CONSOLIDATED STATEMENT OF INCOME
(Unaudited, in millions, except per share data)

	For the		For the
	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2006	2005	2006	2005
Oil and gas revenues	$390	$446	$821	$859

Operating expenses:
Lease operating	67	50	119	95
Production and other taxes	15	12	31	23
Depreciation, depletion and amortization	144	140	275	276
General and administrative	28	28	58	51
Other	25	—	(5)	—

Total operating expenses	279	230	478	445

Income from operations	111	216	343	414

Other income (expenses):
Interest expense	(24)	(19)	(42)	(37)
Capitalized interest	10	11	22	23
Commodity derivative income (expense)	46	(46)	52	(155)
Other	4	1	5	1

	36	(53)	37	(168)

Income before income taxes	147	163	380	246

Income tax provision	53	59	137	82

Net income	$94	$104	$243	$164

Earnings per share:
Basic	$0.74	$0.83	$1.92	$1.32

Diluted	$0.73	$0.82	$1.89	$1.29

Weighted average number of shares outstanding for basic earnings per share	127	125	126	125
Weighted average number of shares outstanding for diluted earnings per share	129	128	129	127

CONDENSED CONSOLIDATED BALANCE SHEET
(Unaudited, in millions)

	June 30,	December 31,
	2006	2005
ASSETS
Current assets:
Cash and cash equivalents	$73	$39
Other current assets	739	501

Total current assets	812	540
Oil and gas properties, net (full cost method)	5,001	4,410
Other assets	66	69
Goodwill	62	62

Total assets	$5,941	$5,081

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities	$819	$670

Other liabilities	269	230
Long-term debt	1,169	870
Asset retirement obligation	223	213
Deferred taxes	813	720

Total long-term liabilities	2,474	2,033

Commitments and contingencies	—	—

STOCKHOLDERS’ EQUITY
Common stock	1	1
Additional paid-in capital	1,174	1,186
Treasury stock	(31)	(27)
Unearned compensation	—	(34)
Accumulated other comprehensive loss	(35)	(44)
Retained earnings	1,539	1,296

Total stockholders’ equity	2,648	2,378

Total liabilities and stockholders’ equity	$5,941	$5,081

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
(Unaudited, in millions)

	For the
	Six Months Ended
	June 30,
	2006	2005
Cash flows from operating activities:
Net income	$243	$164
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion and amortization	275	276
Deferred taxes	125	43
Stock-based compensation	16	4
Early redemption premium	8	—
Commodity derivative (income) expense	(17)	152

	650	639
Changes in operating assets and liabilities	42	(22)

Net cash provided by operating activities	692	617

Cash flows from investing activities:
Net additions to oil and gas properties and other	(838)	(514)
Purchases of short-term investments	(484)	—
Redemption of short-term investments	352	—

Net cash used in investing activities	(970)	(514)

Cash flows from financing activities:
Net proceeds (repayments) under credit arrangements	—	(120)
Proceeds from issuance of Senior Subordinated Notes	550	—
Repayment of Senior Subordinated Notes	(250)	—
Proceeds from issuances of common stock, net	8	20
Purchases of treasury stock	(4)	—
Stock-based compensation excess tax benefit	3	—

Net cash provided by (used in) financing activities	307	(100)

Effect of exchange rate changes on cash and cash equivalents	5	(3)

Increase in cash and cash equivalents	34	—
Cash and cash equivalents, beginning of period	39	58

Cash and cash equivalents, end of period	$73	$58